Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports 2012 Financial Results;
Company Announces Plan to Build New Manufacturing Facility

VAN NUYS, CALIFORNIA -- March 1, 2013 -- Superior Industries International, Inc. (NYSE:SUP) today announced financial results for the fiscal year and fourth quarter ended December 30, 2012, along with plans to build a new manufacturing facility in Mexico to expand capacity and meet anticipated growth in product demand.

Net income for the full 2012 year amounted to $30.9 million, or $1.13 per diluted share, compared with $67.2 million, or $2.46 per diluted share, in 2011. The net income decline largely reflected a swing to income tax expense of $3.6 million in 2012 from a $25.2 million income tax benefit in 2011.

Net sales for 2012 declined slightly to $821.5 million from $822.2 million in 2011. A 7 percent increase in unit sales volume for 2012 was offset by a reduction in average selling price, primarily due to a decline in aluminum prices. Unit shipments rose to 12.5 million in 2012 from 11.7 million units shipped in the prior year.

Gross profit for 2012 declined to $60.6 million, or 7 percent of net sales, from $67.1 million, or 8 percent of net sales, in 2011. The 2012 gross profit included a $3.5 million non-cash benefit from resolution of a foreign consumption tax issue. The company said the decline in gross profit and margin percentage reflected the impact of higher levels of manufacturing costs, principally labor and maintenance. The increase in manufacturing cost resulted from higher sales volume, as well as equipment reliability and other challenges that reduced operating efficiencies, especially in the older U.S. facilities. The company continued to operate its factories at high utilization rates throughout the year.

“The opportunities and challenges in our business have clarified the next steps to improve our operating returns,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “Superior remains the premier aluminum wheel manufacturer in a healthy and growing North American automotive market. While our operations in Mexico consistently have performed at class-leading levels, it has been evident we are not currently positioned to participate fully in North American market growth. Accordingly, after a thorough evaluation of ways to deploy our capital, we have decided to expand our manufacturing footprint by constructing a new manufacturing facility in Mexico, where significant light vehicle assembly expansion has been announced or already is underway.”

Borick said Superior intends to invest approximately $125 million to $135 million to construct and equip the new manufacturing facility, which will have an initial capacity to produce between 2 million and 2.5 million wheels a year. The company currently produces approximately 12.5 million wheels annually. He said a specific site within Mexico still is being identified, with groundbreaking targeted for around the middle of 2013 and completion of construction anticipated about two years later. Architectural plans currently are underway. Borick said existing liquidity is adequate to fund the project, but the company is evaluating credit options.

Superior plans to make further enhancements to its existing operations in both the U.S. and Mexico. Capital expenditures amounted to $23 million in 2012, which was more than a one-third increase over the prior year. The company expects to increase the pace of reinvestment in current factories in 2013 with a goal to improve process capability and operating efficiency, especially in the U.S. More than two-thirds of capital expenditures in 2012, or almost $16 million, were invested in the company's older manufacturing facilities in the U.S., which supported just under 40 percent of total unit sales volume for the past year.

“I am excited about this next milestone step for Superior and for our future prospects. We believe there are great opportunities to improve the company's operating performance, which we believe should translate to enhanced shareholder value. We remain committed to retain our position as the premier aluminum wheel supplier to the North American automotive industry,” Borick added.

Consolidated selling, general and administrative expenses for 2012 were $27.7 million, compared with $25.9 million for 2011. The increase primarily reflected a $1.5 million benefit in 2011 for reduction in the deferred compensation liability. SG&A expense was 3 percent of net sales in both 2012 and 2011.

Income from operations decreased to $32.9 million from $39.8 million a year ago, largely mirroring the gross profit decline.

The 2012 effective income tax rate was 10.4 percent and was impacted favorably by an $8.1 million reversal of accruals primarily due to settlement of a Mexico tax audit. The 2011 income tax benefit resulted from a $42.3 million release of valuation allowances for U.S. and Mexico deferred tax assets, partially offset by tax expense for U.S. and foreign income and other tax adjustments recognized during the year.

Fourth Quarter Results

Consolidated net sales for the 2012 fourth quarter declined 3 percent to $210.0 million from $216.8 million in the previous year. The decline principally reflected flat sales volume and a reduction in average selling price due to lower aluminum prices. Unit shipments were 3.2 million in the fourth quarter of both 2012 and the prior year.

Gross profit for the 2012 fourth quarter declined to $12.8 million, or 6 percent of sales, from $18.1 million, or 8 percent of sales, for the fourth quarter of 2011. Higher cost for the current year was incurred for maintenance and labor, partially offset by lower aluminum prices which generally are passed through to customers.

Consolidated selling, general and administrative expenses for the fourth quarter of 2012 were $7.4 million, or 4 percent of net sales, compared with $6.2 million, or 3 percent of net sales, for the comparable period in 2011. The increase primarily reflected a $1.5 million benefit in 2011 for reduction in the deferred compensation liability, offset partially by lower net cost in 2012.

Income from operations was $5.4 million in the 2012 fourth quarter, compared with $10.8 million for the fourth quarter of 2011, with the change primarily paralleling the gross profit decline.

Fourth quarter 2012 income tax expense was $2.6 million, which compares to an income tax benefit of $28.2 million in the fourth quarter of 2011. Included in 2011 is the income tax benefit resulting from the release of valuation allowances established in prior years against deferred tax assets, partially offset by expense for income taxes on U.S. and foreign income.

Balance Sheet

At fiscal year-end December 30, 2012, working capital was $338.3 million, including cash, cash equivalents and short-term investments of $207.3 million. At fiscal year-end December 25, 2011, working capital was $335.7 million, including cash, cash equivalents and short-term investments of $192.9 million. The company has no bank or other interest bearing debt.

Conference Call

Superior will host a conference call beginning at 10 a.m. PT (1 p.m. ET) on Friday, March 1, 2013 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include, but are not limited to, the company's plans to construct a new manufacturing facility in Mexico, the location, cost, capacity or time of groundbreaking for a new manufacturing facility and the related impact on the company's operating performance and financial condition, future liquidity and credit options, future capital spending for existing operations, enhancing existing operations, and improving performance in U.S. plants, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2011 and for 2012 once filed. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Net Sales	$210,018	$216,847	$821,454	$822,172

Cost of Sales	197,255	198,786	760,847	755,112
Gross Profit	12,763	18,061	60,607	67,060

Selling, General and Administrative Expenses	7,392	6,235	27,727	25,888
Impairment of Long-Lived Assets and Other Charges	—	997	—	1,337
Income From Operations	5,371	10,829	32,880	39,835

Interest Income, net	379	206	1,252	1,101
Other Income (Expense), net	(445)	955	357	990
Income Before Income Taxes	5,305	11,990	34,489	41,926

Income Tax (Provision) Benefit	(2,617)	28,197	(3,598)	25,243
Net Income	$2,688	$40,187	$30,891	$67,169

Income Per Share:
Basic	$0.10	$1.48	$1.13	$2.48
Diluted	$0.10	$1.48	$1.13	$2.46

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	27,259,000	27,161,000	27,219,000	27,052,000
Diluted	27,379,000	27,231,000	27,330,000	27,330,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	December 31,	December 31,
	2012	2011
Current Assets	$404,908	$404,283
Property, Plant and Equipment, net	147,544	145,747
Investments and Other Assets	47,149	43,201
	$599,601	$593,231

Current Liabilities	$66,578	$68,550
Long-Term Liabilities	66,118	64,166
Shareholders' Equity	466,905	460,515
	$599,601	$593,231